EXHIBIT 99

CONTACT: Judy Robinett 208-736-1799	FOR IMMEDIATE RELEASE

SALT LAKE CITY, Utah, April 15, 2002 — AIDS is the most devastating disease humankind has faced, according to a recent United Nations report. Medical Discoveries, Inc. (MDI) plans to utilize its proprietary products in the worldwide battle to successfully treat this deadly disease. Today, MDI is well positioned to launch FDA-approved testing and proceed toward U.S. product introductions and foreign licensing agreements. Let me share a brief overview. You may also find more information at www.medicaldiscoveries.com.

Medical Discoveries, Inc. is a publicly traded bio-pharmaceutical research company (Over The Counter, Bulletin Board as MLSC), engaged in the research, development and validation of a new class of drugs based upon the company’s patented and proprietary electrolysis technologies. MDI is developing active anti-viral (HIV/AIDS), anti-bacterial and anti-fungal agents for a variety of human applications.

We have developed a product called MDI-P, a compound produced by the electrolysis of saline using a patented instrument with proprietary electrodes. MDI holds eight U.S. patents and two Japanese patents on its core technologies, comprising intellectual property spanning more than a decade of work from around the globe. We will continue to aggressively develop foreign patent protection while safeguarding our technologies and expert information.

MDI also intends to file an Investigational New Drug (IND) application with the Food & Drug Administration (FDA). Upon FDA acceptance and approval, we will undertake Human Clinical Trials, Phases 1 and 2, involving patients infected with the AIDS virus.

Our team is passionate about MDI and committed to achieving success. Thank you for your time and support. You can contact me directly at judy@medicaldiscoveries.com.

Best Regards,

Judy M. Robinett
President & Chief Executive Officer

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Information in this press release relating to the potential of MDI constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to: MDI’s lack of significant operating revenue to date; MDI’s need for substantial and immediate additional capital; the fact that MDI may dilute existing shareholders through additional stock issuances; the extensive governmental regulation to which MDI is subject; the fact that MDI’s technologies remain unproven; the intense competition MDI faces from other companies and other products; and MDI’s reliance upon potentially inadequate intellectual property. Additional information about these and other factors that could affect MDI’s business is set forth in MDI’s 2001 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

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